Exhibit No. 10.2

AMENDMENT NO. 1

TO

2008 OMNIBUS INCENTIVE PLAN

OF

AMERICREDIT CORP.

Section 15 (a) of the 2008 Omnibus Incentive Plan of AmeriCredit Corp. (the “2008 Plan”) is hereby deleted in its entirety and replaced by the following:

15. Acceleration on Change in Control.

(a) Except to the extent limited in subsection (b), in the event of a change in control of the Company (as hereafter defined) all Awards shall become fully exercisable, nonforfeitable, or the Restricted Period shall terminate, as the case may be (hereafter, in this Section 15, such Award shall be “accelerated”). As used herein, the term “change in control of the Company” shall be deemed to have occurred (i) on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Parent that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Parent, (ii) on the date that a majority of the members of the Parent’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Parent’s Board prior to the date of the appointment or election or (iii) on the date any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Parent that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Parent immediately prior to such acquisition or acquisitions.

This Amendment No. 1 to the 2008 Plan is executed and effective this 28th day of April, 2009, pursuant to approval and authorization by the Board of Directors.

/s/ J. Michael May
J. Michael May, Executive Vice President, Chief Legal Officer and Secretary